EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 29, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Frisch’s Restaurants, Inc. on Form 10-K for the year ended May 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Frisch’s Restaurants, Inc. on Forms S-8 (File No. 33-77988, effective April 20, 1994; File No. 33-77990, effective April 20, 1994; File No. 333-63149, effective September 10, 1998 and File No. 333-110911, effective December 4, 2003).

/s/ Grant Thornton LLP
Cincinnati, Ohio
July 29, 2011